Exhibit 10.2

FOURTH AMENDMENT TO LEASE

This FOURTH AMENDMENT TO LEASE (this “Amendment”) is made and effective as of September 30, 2020 (the “Effective Date”) by and between 111 LEMON INVESTORS LLC, a California limited liability company successor-in-interest to BF Monrovia, LLC, a California limited liability company (“Landlord”) and XENCOR, INC., a Delaware corporation successor-in-interest to Xencor, Inc., a California corporation (“Tenant”).

r e c I t a l s:

A.Landlord and Tenant entered into that certain Lease dated as of January 1, 2015 (the “Original Lease”) whereby Landlord leased to Tenant and Tenant leased from Original Landlord that certain space containing approximately 24,573 rentable square feet, comprising the entirety of the second (2nd) floor (the “2nd Floor Premises”) of that certain building located at 111 West Lemon Street, Monrovia, California 91016 (the “Building”).

B.The Original Lease was amended by (i) that certain Amendment to Lease dated as of January 26, 2015, by and between Landlord and Tenant; (ii) the Second Amendment to Lease, dated as of July 5, 2017, wherein an additional 23,652 comprising the Third Floor was added to the 2nd Floor Premises as an Expansion Space; and (iii) the Third Amendment to Lease dated as of April 30, 2020, wherein the term of the Original Lease was extended through September 30, 2020. (The Original Lease, the First Amendment, Second Amendment and Third Amendment may be referred to herein collectively as the “Lease.”)

C.The parties desire to amend the Lease to extend the term of the Lease as to the 2nd Floor Premises (as defined in the Lease) and to otherwise modify the Lease, all upon the terms and conditions hereinafter set forth.

a g r e e m e n t:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Capitalized Terms.  All capitalized terms when used herein shall have the same meanings given such terms in the Lease unless expressly superseded by the terms of this Amendment.  All references in the Lease and in this Amendment to “the Lease” or “this Lease” shall be construed to mean the Lease referenced above as amended and supplemented by this Amendment.
2.Extension of Term.  Pursuant to the Third Amendment to Lease, the Term of the 2nd Floor Premises (defined as the “Leased Premises” in the Original Lease) shall expire on September 30, 2020 (defined as the “Initial Extension Term”).  Pursuant to this Amendment, Landlord and Tenant agree to extend the Term of the Lease for one (1) month from the expiration of the Initial Extension Term.  Accordingly, upon the full execution of this Amendment, the Term of the Lease as to the 2nd Floor Premises shall expire on October 31, 2020.
3.Condition of 2nd Floor Premises.  Tenant acknowledges that it has been occupying the 2nd Floor Premises and, except as otherwise provided in the Lease or this Amendment, Tenant accepts the 2nd Floor Premises in its current “AS-IS” condition without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements except as provided in the Lease.  Tenant further acknowledges that except as expressly provided in the Lease and this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the improvements, refurbishments, or alterations therein, or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant’s business and that all representations and warranties of Landlord, if any, are as set forth in the Lease and this Amendment.  Please be advised that the Premises, the Building and the Premises have not undergone inspection by a Certified Access Specialist (CASp).  The foregoing verification is included in this Amendment solely for the purpose of complying with California Civil Code Section 1938 and shall not in any manner affect Landlord's and Tenant's respective responsibilities for compliance with construction-related accessibility standards as provided under the Lease.  Tenant hereby waives any and all rights under and benefits of California Civil Code Section 1938 and acknowledges that the Premises, the Building and the Project have not undergone inspection by a CASp.
4.No Brokers.  Landlord and Tenant hereby warrant to each other that they shall have no obligation to provide a commission to any real estate broker or agent in connection with the negotiation of this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent occurring by, through our under the indemnifying party.
5.Authorization.  Landlord and Tenant represent and warrant to each other respectively that they have the requisite power and authority to enter into this Amendment; that all necessary and appropriate approvals, authorizations and other steps have been taken to effect the legality of this Amendment; that the signatories executing this Amendment on behalf of Landlord and Tenant have been duly authorized and empowered to execute this Amendment on behalf of Landlord and Tenant, respectively; and that this Amendment is valid and shall be binding upon and enforceable against Landlord and Tenant and their respective successors and assigns and shall inure to the benefit of Landlord and Tenant, and their respective successors and assigns.
6.Full Force and Effect.  Except as set forth herein, all of the terms, covenants, and conditions of the Lease shall remain in full force and effect and there exists as of the date hereof no default or breach by Tenant of (or to Landlord’s knowledge the occurrence of an event which, with the passage of time or the giving of notice or either of them would constitute a default or breach by Tenant of) any of the terms or conditions of, or obligations of Tenant under the Lease.  If a conflict or inconsistency exists between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment shall control to the extent of any such conflict or inconsistency.
7.Submission. Submission of this Amendment by Tenant to Landlord for examination and/or execution shall not in any manner bind Tenant and no obligations on Tenant shall arise under this Amendment unless and until this Amendment is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Amendment to Landlord shall constitute an irrevocable offer by Tenant of the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.
8.Counterparts; Electronic Signatures.  This Amendment may be executed in any number of counterparts, all of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.  The parties hereto may deliver their signatures to this Amendment by electronic mail, or other electronic transmission, and agree to accept such digital image of this Amendment, as executed, as a true and correct original and admissible as if such signatures were original executed versions of this Amendment.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Second Amendment to Lease has been executed as of the Effective Date.

“Landlord”	111 LEMON INVESTORS LLC, a California limited liability company
By:	Robhana LV1 LLC, a Nevada limited liability company Its Member

By:/s/ Robert Hanasab
Robert Hanasab
Its Manager

“Tenant”	XENCOR, INC., a Delaware corporation

By:/s/ John Kuch
Printed Name: John Kuch
Its: Chief Executive Officer